SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 5)

                           COVANTA ENERGY CORPORATION

                                (Name of Issuer)

                Common Stock, $0.50 par value per share 22281N103
                  (Title of class of securities) (CUSIP number)

                            Gary K. Duberstein, Esq.
                             Greenway Partners, L.P.
                          909 Third Avenue, 30th Floor
                            New York, New York 10022
                                 (212) 350-5100
            (Name, address and telephone number of person authorized
                     to receive notices and communications)

                                September 5, 2002
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. Seess. 240.13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 14 pages)

NY2:\1130674\02\_8fm02!.DOC\56392.0003

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CUSIP No. 22281N103                                         13D                  Page 2 of 14 Pages
----------------------------------------------------                    -----------------------------------------------


------------------------    -------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                               GREENWAY PARTNERS, L.P.
                            S.S. OR I.R.S. IDENTIFICATION NO.                      13-3714238
                            OF ABOVE PERSON
------------------------    -------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                         (b)    [_]
------------------------    -------------------------------------------------------------------------------------------
3                           SEC USE ONLY
------------------------    -------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  WC, OO
------------------------    -------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                            [_]
------------------------    -------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
------------------------    -------------------------------------------------------------------------------------------
       NUMBER OF            7                   SOLE VOTING POWER:                                 1,400,000
        SHARES
                            ----------------    -----------------------------------------------------------------------
     BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
       OWNED BY
                            ----------------    -----------------------------------------------------------------------
         EACH               9                   SOLE DISPOSITIVE POWER:                            1,400,000
       REPORTING
                            ----------------    -----------------------------------------------------------------------
      PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0
------------------------    -------------------------------------------------------------------------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:                                                               1,400,000
------------------------    -------------------------------------------------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                        [_]
------------------------    -------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      2.8%
------------------------    -------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              PN
------------------------    -------------------------------------------------------------------------------------------

                                       2
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CUSIP No. 22281N103                                         13D                  Page 3 of 14 Pages
----------------------------------------------------                    ------------------------------------------------


------------------------    --------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                               GREENTREE PARTNERS, L.P.
                            S.S. OR I.R.S. IDENTIFICATION NO.                      13-3752875
                            OF ABOVE PERSON
------------------------    --------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                         (b)    [_]
------------------------    --------------------------------------------------------------------------------------------
3                           SEC USE ONLY
------------------------    --------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  WC, OO
------------------------    --------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
------------------------    --------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
------------------------    --------------------------------------------------------------------------------------------
       NUMBER OF            7                   SOLE VOTING POWER:                                  200,000
        SHARES
                            ----------------    ------------------------------------------------------------------------
     BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
       OWNED BY
                            ----------------    ------------------------------------------------------------------------
         EACH               9                   SOLE DISPOSITIVE POWER:                             200,000
       REPORTING
                            ----------------    ------------------------------------------------------------------------
      PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0
------------------------    --------------------------------------------------------------------------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:                                                                200,000
------------------------    --------------------------------------------------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                        [_]
------------------------    --------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT
                            IN ROW (11):                                                                          0.4%
------------------------    --------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              PN
------------------------    --------------------------------------------------------------------------------------------


                                       3
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CUSIP No. 22281N103                                         13D                  Page 4 of 14 Pages
----------------------------------------------------                    --------------------------------------------------


------------------------    ----------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                               GREENHOUSE PARTNERS, L.P.
                            S.S. OR I.R.S. IDENTIFICATION NO.                      13-3793447
                            OF ABOVE PERSON
------------------------    ----------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                         (b)    [_]
------------------------    ----------------------------------------------------------------------------------------------
3                           SEC USE ONLY
------------------------    ----------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  WC, AF, OO
------------------------    ----------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
------------------------    ----------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
------------------------    ----------------------------------------------------------------------------------------------
       NUMBER OF            7                   SOLE VOTING POWER:                                     0
        SHARES
                            ----------------    ------------------------------------------------------------------------
     BENEFICIALLY           8                   SHARED VOTING POWER:                               1,400,000
       OWNED BY
                            ----------------    ------------------------------------------------------------------------
         EACH               9                   SOLE DISPOSITIVE POWER:                                0
       REPORTING
                            ----------------    ------------------------------------------------------------------------
      PERSON WITH           10                  SHARED DISPOSITIVE POWER:                          1,400,000
------------------------    ----------------------------------------------------------------------------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:                                                                1,400,000
------------------------    ----------------------------------------------------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                        [_]
------------------------    ----------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      2.8%
------------------------    ----------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              PN
------------------------    ----------------------------------------------------------------------------------------------


                                       4
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CUSIP No. 22281N103                                         13D                  Page 5 of 14 Pages
----------------------------------------------------                    -----------------------------------------------


------------------------    -------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                               GREENHUT  L.L.C.
                            S.S. OR I.R.S. IDENTIFICATION NO.                      13-3793450
                            OF ABOVE PERSON
------------------------    -------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                         (b)    [_]
------------------------    -------------------------------------------------------------------------------------------
3                           SEC USE ONLY
------------------------    -------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  WC, AF, OO
------------------------    -------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                            [_]
------------------------    -------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
------------------------    -------------------------------------------------------------------------------------------
       NUMBER OF            7                   SOLE VOTING POWER:                                     0
        SHARES
                            ----------------    ------------------------------------------------------------------------
     BENEFICIALLY           8                   SHARED VOTING POWER:                                200,000
       OWNED BY
                            ----------------    ------------------------------------------------------------------------
         EACH               9                   SOLE DISPOSITIVE POWER:                                0
       REPORTING
                            ----------------    ------------------------------------------------------------------------
      PERSON WITH           10                  SHARED DISPOSITIVE POWER:                           200,000
------------------------    -------------------------------------------------------------------------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:                                                                 200,000
------------------------    -------------------------------------------------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                        [_]
------------------------    -------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT
                            IN ROW (11):                                                                          0.4%
------------------------    -------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              OO
------------------------    -------------------------------------------------------------------------------------------


                                       5
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CUSIP No. 22281N103                                         13D                  Page 6 of 14 Pages
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------------------------    --------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                               GREENBELT CORP.
                            S.S. OR I.R.S. IDENTIFICATION NO.                      13-3791931
                            OF ABOVE PERSON
------------------------    --------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                         (b)    [_]
------------------------    --------------------------------------------------------------------------------------------
3                           SEC USE ONLY
------------------------    --------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  OO
------------------------    --------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
------------------------    --------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
------------------------    --------------------------------------------------------------------------------------------
       NUMBER OF            7                   SOLE VOTING POWER:                                 975,000
        SHARES
                            ----------------    ------------------------------------------------------------------------
     BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
       OWNED BY
                            ----------------    ------------------------------------------------------------------------
         EACH               9                   SOLE DISPOSITIVE POWER:                            975,000
       REPORTING
                            ----------------    ------------------------------------------------------------------------
      PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0
------------------------    --------------------------------------------------------------------------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:                                                                975,000
------------------------    --------------------------------------------------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                        [_]
------------------------    --------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      2.0%
------------------------    --------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              CO
------------------------    --------------------------------------------------------------------------------------------


                                       6
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CUSIP No. 22281N103                                         13D                  Page 7 of 14 Pages
----------------------------------------------------                    -----------------------------------------------


------------------------    -------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                               GREENSEA OFFSHORE, L.P.
                            S.S. OR I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON
------------------------    -------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                         (b)    [_]
------------------------    -------------------------------------------------------------------------------------------
3                           SEC USE ONLY
------------------------    -------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  WC, OO
------------------------    -------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                            [_]
------------------------    -------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                            Cayman Islands
------------------------    -------------------------------------------------------------------------------------------
       NUMBER OF            7                   SOLE VOTING POWER:                                  947,900
        SHARES
                            ----------------    ------------------------------------------------------------------------
     BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
       OWNED BY
                            ----------------    ------------------------------------------------------------------------
         EACH               9                   SOLE DISPOSITIVE POWER:                             947,900
       REPORTING
                            ----------------    ------------------------------------------------------------------------
      PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0
------------------------    -------------------------------------------------------------------------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:                                                                 947,900
------------------------    -------------------------------------------------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                        [_]
------------------------    -------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      1.9%
------------------------    -------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              PN
------------------------    -------------------------------------------------------------------------------------------


                                       7
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CUSIP No. 22281N103                                         13D                  Page 8 of 14 Pages
----------------------------------------------------                    -----------------------------------------------


------------------------    ----------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                               GREENHUT OVERSEAS, L.L.C.
                            S.S. OR I.R.S. IDENTIFICATION NO.                      13-3868906
                            OF ABOVE PERSON
------------------------    ----------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                         (b)    [_]
------------------------    ----------------------------------------------------------------------------------------------
3                           SEC USE ONLY
------------------------    ----------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  WC, AF, OO
------------------------    ----------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
------------------------    ----------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
------------------------    ----------------------------------------------------------------------------------------------
       NUMBER OF            7                   SOLE VOTING POWER:                                     0
        SHARES
                            ----------------    ------------------------------------------------------------------------
     BENEFICIALLY           8                   SHARED VOTING POWER:                                947,900
       OWNED BY
                            ----------------    ------------------------------------------------------------------------
         EACH               9                   SOLE DISPOSITIVE POWER:                                0
       REPORTING
                            ----------------    ------------------------------------------------------------------------
      PERSON WITH           10                  SHARED DISPOSITIVE POWER:                           947,900
------------------------    ----------------------------------------------------------------------------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:                                                                 947,900
------------------------    ----------------------------------------------------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                        [_]
------------------------    ----------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):       1.9%
------------------------    ----------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              OO
------------------------    ----------------------------------------------------------------------------------------------


                                       8
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CUSIP No. 22281N103                                         13D                  Page 9 of 14 Pages
----------------------------------------------------                    -----------------------------------------------


------------------------    -------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                               ALFRED D. KINGSLEY
                            S.S. OR I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON
------------------------    -------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                         (b)    [_]
------------------------    -------------------------------------------------------------------------------------------
3                           SEC USE ONLY
------------------------    -------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  PF, AF, OO
------------------------    -------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                            [_]
------------------------    -------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                             United States
------------------------    -------------------------------------------------------------------------------------------
       NUMBER OF            7                   SOLE VOTING POWER:                                  380,000
        SHARES
                            ----------------    ------------------------------------------------------------------------
     BENEFICIALLY           8                   SHARED VOTING POWER:                               3,522,900
       OWNED BY
                            ----------------    ------------------------------------------------------------------------
         EACH               9                   SOLE DISPOSITIVE POWER:                             380,000
       REPORTING
                            ----------------    ------------------------------------------------------------------------
      PERSON WITH           10                  SHARED DISPOSITIVE POWER:                          3,522,900
------------------------    -------------------------------------------------------------------------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:                                                                3,902,900
------------------------    -------------------------------------------------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                        [_]
------------------------    -------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     7.8%
------------------------    -------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              IN
------------------------    -------------------------------------------------------------------------------------------


                                       9
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CUSIP No. 22281N103                                         13D                  Page 10 of 14 Pages
----------------------------------------------------                    -----------------------------------------------


------------------------    -------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                               GARY K. DUBERSTEIN
                            S.S. OR I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON
------------------------    -------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                         (b)    [_]
------------------------    -------------------------------------------------------------------------------------------
3                           SEC USE ONLY
------------------------    -------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  PF, AF, OO
------------------------    -------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                            [_]
------------------------    -------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                             United States
------------------------    -------------------------------------------------------------------------------------------
       NUMBER OF            7                   SOLE VOTING POWER:                                     0
        SHARES
                            ----------------    ------------------------------------------------------------------------
     BENEFICIALLY           8                   SHARED VOTING POWER:                               3,522,900
       OWNED BY
                            ----------------    ------------------------------------------------------------------------
         EACH               9                   SOLE DISPOSITIVE POWER:                                0
       REPORTING
                            ----------------    ------------------------------------------------------------------------
      PERSON WITH           10                  SHARED DISPOSITIVE POWER:                          3,522,900
------------------------    -------------------------------------------------------------------------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:                                                                3,522,900
------------------------    -------------------------------------------------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                        [_]
------------------------    -------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     7.1%
------------------------    -------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              IN
------------------------    -------------------------------------------------------------------------------------------

ITEM 1. SECURITY AND ISSUER.

This Amendment No. 5 ("Amendment No. 5") amends the Statement on Schedule 13D, filed on October 18, 1999, as amended by Amendment No. 1 filed on May 26, 2000, Amendment No. 2 filed on March 13, 2001, Amendment No. 3 filed on March 5, 2002 and Amendment No. 4 filed on April 18, 2002 (the "Schedule 13D"), by and on behalf of Greenway Partners, L.P. ("Greenway"), Greentree Partners, L.P. ("Greentree"), Greenhouse Partners, L.P. ("Greenhouse"), Greenhut, L.L.C. ("Greenhut"), Greenbelt Corp. ("Greenbelt"), Greensea Offshore, L.P. ("Greensea"), Greenhut Overseas, L.L.C. ("Greenhut Overseas"), Alfred D. Kingsley ("Kingsley") and Gary K. Duberstein ("Duberstein")(collectively, the "Reporting Persons"). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Schedule 13D.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

(a) As of the date of this Amendment No. 5, the Reporting Persons beneficially owned in the aggregate 3,902,900 Shares constituting 7.8% of the outstanding Shares (the percentage of Shares owned being based upon 49,828,284 Shares outstanding at June 10, 2002, as set forth in the Annual Report on Form 10-K for the year ended December 31, 2001). The Reporting Persons may be deemed to have direct beneficial ownership of Shares as follows:



                                                                Approximate
                              Number of                        Percentage of
Name                            Shares                      Outstanding Shares
----                          ---------                     ------------------
Greenway                     1,400,000                             2.8%
Greentree                      200,000                             0.4%
Greenbelt                      975,000                             2.0%
Greensea                       947,900                             1.9%
Kingsley                       380,000                             0.8%



Greenhouse, as the general partner of Greenway, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Shares that Greenway may be deemed to possess direct beneficial ownership. Each of Kingsley and Duberstein, through their control of Greenhouse, may be deemed to beneficially own Shares which Greenhouse may be deemed to beneficially own. Each of Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

Greenhut, as the general partner of Greentree, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Shares which Greentree may be deemed to possess direct beneficial ownership. Each of Kingsley and Duberstein, as members of Greenhut, may be deemed to beneficially own Shares that Greenhut may be deemed to beneficially own. Each of Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

Greenhut Overseas, as the investment general partner of Greensea, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Shares which Greensea may be deemed to possess direct beneficial ownership. Each of Kingsley and Duberstein, as members of Greenhut Overseas, may be deemed to beneficially own Shares that Greenhut Overseas may be deemed to beneficially own. Each of Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

Greenbelt has direct beneficial ownership of the Shares which it manages. Each of Kingsley and Duberstein, as executive officers and directors of Greenbelt, may be deemed to beneficially own Shares that Greenbelt beneficially owns. Each of Kingsley and Duberstein hereby disclaims beneficial ownership of such Shares for all other purposes.

(b) Greenway has the sole power to vote or direct the vote of 1,400,000 Shares and the sole power to dispose or to direct the disposition of such Shares. Greenhouse and Kingsley and Duberstein may be deemed to share with Greenway the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

Greentree has the sole power to vote or direct the vote of 200,000 Shares and the sole power to dispose or direct the disposition of such Shares. Greenhut and Kingsley and Duberstein may be deemed to share with Greentree the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

Greensea has the sole power to vote or direct the vote of 947,900 Shares and the sole power to dispose or direct the disposition of such Shares. Greenhut Overseas and Kingsley and Duberstein may be deemed to share with Greensea the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

Greenbelt has the sole power to vote or direct the vote of 975,000 Shares and the sole power to dispose or direct the disposition of such Shares. Kingsley and Duberstein may be deemed to share with Greenbelt the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

Kingsley has the sole power to vote or direct the vote of 380,000 Shares and the sole power to dispose or direct the disposition of such Shares.

(c) Information concerning transactions in the Shares by the Reporting Persons during the past 60 days is set forth in Exhibit 6 attached hereto, which is incorporated herein by reference.

(d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares, except the dividends from, or proceeds from the sale of Shares in each respective account managed by Greenbelt will be delivered into each such respective account. None of such individual managed accounts has an interest in more than five percent of the class of outstanding Shares.

(e) Not applicable.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

The following Exhibit is filed herewith:

6. Information concerning transactions in the Shares effected by the Reporting Persons in the last sixty days.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                                   SIGNATURES

After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information contained in this Statement is true, complete and correct.

Dated: September 5, 2002

GREENHOUSE PARTNERS, L.P.                GREENWAY PARTNERS, L.P.

                                         By: Greenhouse Partners, L.P., its
By:/s/ Gary K. Duberstein                    general partner
   ----------------------
     Gary K. Duberstein, general
     partner                                 By:/s/ Gary K. Duberstein
                                                ----------------------
                                                 Gary K. Duberstein, general
                                                 partner


GREENHUT, L.L.C.                         GREENTREE PARTNERS, L.P.

                                         By: Greenhut, L.L.C., its general
By:/s/ Gary K. Duberstein                    partner
   ----------------------
     Gary K. Duberstein, Member
                                             By:/s/ Gary K. Duberstein
                                                ----------------------
                                                Gary K. Duberstein, Member


GREENHUT OVERSEAS, L.L.C.                 GREENSEA OFFSHORE, L.P.

                                          By: Greenhut Overseas, L.L.C., its
By:/s/ Gary K. Duberstein                     investment general partner
   ----------------------
     Gary K. Duberstein, Member
                                              By:/s/ Gary K. Duberstein
                                                 ----------------------
                                                  Gary K. Duberstein, Member


                                        GREENBELT CORP.




                                        By:/s/ Alfred D. Kingsley
                                           ----------------------
                                             Alfred D. Kingsley, President

                                        /s/ Alfred D. Kingsley
                                        ----------------------
                                        Alfred D. Kingsley

                                        /s/ Gary K. Duberstein
                                        ----------------------
                                        Gary K. Duberstein

                                  EXHIBIT INDEX



EXHIBIT NO.       DESCRIPTION
-----------       -----------

         6. Information concerning transactions in the Shares effected by the Reporting Persons in the last sixty days.